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                                                                 Exhibit 4(a)(3)

                          CERTIFICATE OF AMENDMENT
                                    OF THE
                         CERTIFICATE OF INCORPORATION
                                      OF
                          MEDICUS SYSTEMS CORPORATION

                        PURSUANT TO SECTION 242 OF THE
                        GENERAL CORPORATION LAW OF THE
                               STATE OF DELAWARE


          Medicus Systems Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

          1. The Certificate of Incorporation of the Corporation is hereby amended by changing Article FIRST thereof so that, as amended, Article FIRST of the Certificate of Incorporation of the Corporation shall read in its entirety as follows:

               "FIRST: The name of the corporation is MCM Managed Care, Inc. (the "Corporation")."

          2. The Certificate of Incorporation of the Corporation is hereby further amended by changing Article FOURTH of the Certificate of Incorporation of the Corporation to read in its entirety as follows:

               "FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 11,000,006.85 of which (i) 10,000,000 shares, par value $.0l per share, are to be of a class designated Common Stock; (ii) 1,000,000 shares, par value $.0l per share, are to be of a class designated Preferred Stock; and (iii)
          6.85 shares, par value $1,000 per share, are to be of a class designated as Voting Preferred Stock.

          1.1  COMMON STOCK PROVISIONS.

               1.1 DIVIDEND RIGHTS. Subject to provisions of law and the preferences of the Voting Preferred Stock and the Preferred Stock, the holders of the Common Stock shall be entitled to receive dividends at such times and in such amounts as may be determined by the Board of Directors.

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               1.2  VOTING RIGHTS. The holders of the Common Stock shall have one vote for each share on each matter submitted to a vote of the stockholders of the Corporation.

               1.3 LIQUIDATION RIGHTS. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and the preferential amounts to which the holders of the Voting Preferred Stock and the Preferred Stock shall be entitled, the holders of the Common Stock shall be entitled to share ratably in the remaining assets of the Corporation.

          2. PREFERRED STOCK PROVISIONS. The Preferred Stock may be issued from time to time in one or more series, with such distinctive serial designations and (a) may have such voting power, full or limited, or may be without voting powers; (b) may be subject to redemption at such time or times and at such prices; (c) may be entitled to receive dividends (which may be cumulative or noncumulative) at such rate or rates, on such conditions, and at such times, and payable in preference to or in such relation to, the dividends payable on any other class or classes or series of stock; (d) may have such rights upon the liquidation or dissolution of, or upon any distribution of the assets of, the Corporation; (e) may be made convertible into, or exchangeable for, shares of any other class or classes of stock of the Corporation, at such price or prices or at such rates of exchange, and with such adjustments; and (f) shall have such other relative, participating, optional or special rights, with such qualifications, limitations or restrictions thereof; all as shall hereafter be stated and expressed in the resolutions or resolution providing for the issuance of such Preferred Stock from time to time adopted by the Board of Directors pursuant to authority so to do, which is hereby vested in the Board.

          3.  VOTING PREFERRED STOCK PROVISIONS.

               3.1 DIVIDEND RIGHTS. The holders of Voting Preferred Stock shall be entitled to receive from net income during each twelve month period ending May 31 a mandatory dividend per share at the rate per annum equal to two percentage points less than the corporate base rate of interest announced by the First National Bank of Chicago in effect as of the prior May 31, applied to the par value of each share for the period issued and outstanding, payable quarterly on the 31st day of August, the 30th day of November, the 28th day of February, and the 31st day of May in each year. The Voting Preferred Stock shall be non-cumulative. The holders of the Voting Preferred Stock shall not be entitled to receive any dividends thereon other than those specifically herein above provided for.

               3.2 VOTING RIGHTS. On each matter submitted to a vote of the stockholders of the Corporation, the holders of Voting Preferred Stock shall have

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          14,667 votes for each share until May 31, 1998 and 220 votes for each share after May 31, 1998.

               3.3 REDEMPTION. At any time after May 31, 1998, the Corporation may redeem, out of funds legally available for such purpose, any or all shares of the Voting Preferred Stock then outstanding at a price per share equal to their par value plus any accrued and unpaid dividends thereon. In the event the Corporation redeems fewer than all shares of the Voting Preferred Stock then outstanding, the shares of the Voting Preferred Stock shall be redeemed from the holders of Voting Preferred Stock pro rata (as nearly as practicable) in proportion to the number of shares of Voting Preferred Stock held by each of them.

               3.4 LIQUIDATION RIGHTS. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Voting Preferred Stock shall be entitled to receive an amount equal to $1,000 per share plus any accrued and unpaid dividends thereon before any distribution shall be made to the holders of the Common Stock.

               Upon the filing in the Office of the Secretary of State of Delaware of the Certificate of Amendment of the Certificate of Incorporation whereby this Article FOURTH is amended to read as set forth herein, each three issued and outstanding shares of Common Stock of the Corporation shall thereby and thereupon be combined into one share of validly issued, fully paid and nonassessable share of Common Stock of the Corporation. No scrip or fractional shares will be issued by reason of this amendment."

          3. That such amendments have been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation having adopted resolutions setting forth such amendments and declaring their advisability, and the holders of a majority of the outstanding stock of the Corporation having approved and adopted resolutions providing for such amendments.

          4. That such amendments shall become effective as of 1:00 a.m. Eastern time on March 1, 1996.

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          IN WITNESS WHEREOF, Medicus Systems Corporation has caused this
Certificate to be signed by its Vice President and attested to by its Secretary, on this 28th day of February, 1996.


                                       MEDICUS SYSTEMS CORPORATION


                                       By:  William W. Cowan
                                            ------------------------------------
                                            Name:   William W. Cowan
                                            Title:  Vice President

ATTEST:


William G. Brown
- -----------------------------------
Name:   William G. Brown
Title:  Secretary

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